Exhibit 99.1

ADMA Biologics Announces Second Quarter 2022 Financial Results and Provides Business Update

2Q2022 Total Revenues Were $33.9 Million, a 90% Y-o-Y Increase

Grew 2Q2022 Gross Profit to $7.8 Million, Up 112% Over 1Q2022

Narrowed 2Q2022 Net Losses to $13.8 Million, a 45% Improvement Over 1Q2022

Full Year 2022 Total Revenues Expected to Exceed $130 Million

Gross Margin Growth and Narrowing Net Losses Expected Throughout 2022 and Beyond

Conference Call Scheduled for Today at 4:30 p.m. ET

RAMSEY, N.J. and BOCA RATON, Fla., August 10, 2022 -- ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing, and developing specialty plasma-derived biologics, today announced its second quarter 2022 financial results and provided a business update.

“The second quarter of 2022 was another banner period of execution for ADMA Biologics, with total revenue growth of 90% year-over-year, significantly improved gross margins quarter-over-quarter, and meaningfully narrowed net losses compared to prior periods. We believe this significant revenue growth coupled with disciplined expense management establish a strong foundation for the Company to accelerate towards profitability,” said Adam Grossman, President and Chief Executive Officer of ADMA.

“We are particularly pleased with the utilization and growth of our higher margin immune globulin product, ASCENIV™. Drawing from the robust underlying product demand trends, we expect that the product and margin mix will continue to favorably evolve over the coming periods. In this context, we anticipate the Company’s pathway to profitability will become increasingly visible as the year progresses and our anticipated margin expansion continues to unfold. We believe we are well-positioned to deliver 2022 total revenues exceeding $130 million, driven by both Intravenous Immunoglobulin (“IVIG”) end-market growth as well as anticipated share gains for our product portfolio. Additionally, our strategic alternatives process remains a top corporate priority and is ongoing. We will update the market as developments materialize.”

“The investments made in the Boca Raton production facility, as well as our end-to-end supply chain, have enabled ADMA to successfully navigate historically challenging macroeconomic conditions,” said Brian Lenz, ADMA’s Chief Financial Officer, and General Manager, ADMA BioCenters. “We are encouraged by the continued operational efficiencies being unlocked and look forward to expanding on these trends as we accelerate towards profitability. The Company remains well-capitalized, holding approximately $52 million in cash and cash equivalents at the end of the second quarter, while having access to an additional $25 million in non-dilutive funds from the Hayfin credit facility.”

Second Quarter 2022 and Recent Achievements:

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Significant Revenue Growth: Achieved second quarter 2022 total revenues of $33.9 million, as compared to $17.8 million during the second quarter of 2021, an increase of $16.1 million, or approximately 90%. Due to a favorable product mix, as the Company continues to expand its customer base for both BIVIGAM® and ASCENIV, ADMA realized a gross margin of approximately 23% during the second quarter of 2022, resulting from sales of higher margin products and continued supply chain operating efficiencies.

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Durable Mix Shift Toward Higher Margin Products: ADMA is particularly encouraged with the continued physician adoption and utilization of its proprietary IVIG product, ASCENIV. We believe that leading product demand indicators continue to support durable and sustained upside for this product, with possible upside to peak potential.

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Advancing Toward Profitability: The Company maintains and reiterates its previously provided profitability timeline, which is expected no later than the first quarter of 2024, while taking into account current macroeconomic uncertainties.  However, should current demand trends and margin dynamics sustain, accelerated profitability timelines may be achievable.

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On-Track BioCenters Expansion: At present, the Company’s BioCenters segment has ten plasma collection centers under its corporate umbrella: six centers are United States Food and Drug Administration (“FDA”)-licensed, two additional centers are operational and collecting plasma, and two centers are in various stages of construction. The Company remains on track to have ten BioCenter locations FDA-licensed by year-end 2023 and, in the same period, forecasts raw material plasma supply self-sufficiency. ADMA anticipates its strong plasma supply position will support its upwardly revised production and revenue forecasts.

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Expanded Patent Estate: In May 2022, the United States Patent and Trademark Office issued U.S. Pat. No. 11,339,206 (the “‘206 Patent”). The ‘206 Patent relates to methods of treating respiratory infections and expands ADMA’s estate of patents encompassing its proprietary immunotherapeutic compositions. In particular, the ‘206 Patent encompasses use of standardized, hyperimmune globulin for treating respiratory infections including those caused by respiratory syncytial virus (“RSV”), coronavirus, influenza virus, parainfluenza virus, and metapneumovirus.

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Ongoing Strategic Review: ADMA continues to evaluate a variety of strategic alternatives through its ongoing engagement with Morgan Stanley. The Company will communicate material developments as required by the U.S. Securities and Exchange Commission (“SEC”). The exploration of strategic opportunities remains a top corporate priority for ADMA.

2022 & Long-Term Financial Guidance:

•
2022 Financial Guidance: Enabled by the strong start to the year, ADMA anticipates total 2022 revenues will exceed $130 million. ADMA reiterates expectations for continued gross profit expansion and narrowing net losses as 2022 progresses.

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2024-2025 Financial Guidance:  The Company continues to anticipate generating approximately $250 million or more in topline revenue in 2024, and approximately $300 million or more thereafter. At these revenue levels, and based upon current assumptions, ADMA continues to forecast achieving corporate gross margins in the range of 40-50% and net income margins in the range of 20-30%. These assumptions translate to potential annual gross profit and net income in the range of $100-150 million and $50-100 million, respectively, during the 2024-2025 time period and beyond.

Second Quarter 2022 Financial Results:

Total revenues for the second quarter ended June 30, 2022 were $33.9 million, as compared to $17.8 million during the second quarter of 2021, an increase of $16.1 million, or approximately 90%. The revenue growth for the second quarter of 2022, compared to the second quarter of 2021, was favorably impacted by the continued commercial ramp-up of the Company’s IVIG product portfolio and expanding the customer base for BIVIGAM and ASCENIV.

Gross profit for the second quarter of 2022 was $7.8 million, compared to a gross loss of $1.0 million for the second quarter of 2021. Gross profit growth during the second quarter was driven by a favorable contribution from higher margin products, notably ASCENIV.

Consolidated net loss for the quarter ended June 30, 2022 was $13.8 million, or $(0.07) per basic and diluted share, compared to a consolidated net loss of $18.9 million, or $(0.15) per basic and diluted share, for the quarter ended June 30, 2021. Net loss decreased by approximately $5.1 million, primarily attributed to higher gross margins of $8.8 million offset by a $1.3 million increase in interest expense as a result of additional debt principal as well as rising interest rates.  Additional offsets during the quarter included increased plasma center operating expenses of $1.1 million attributed to having eight plasma centers in operation compared to four operating centers during the period last year, as well as increased general and administrative expenses of $1.5 million resulting in increased headcount, commercialization, and marketing expenditures.

As of June 30, 2022, ADMA had working capital of $194.7 million, primarily consisting of $146.1 million of inventory, cash, and cash equivalents of $52.4 million and net accounts receivable of $18.9 million, partially offset by an aggregate of $27.3 million of accounts payable and accrued expenses, as compared to working capital of $153.2 million as of June 30, 2021.

Conference Call Information
To access the conference call on August 10, 2022 at 4:30 PM ET, participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that you join 10 minutes prior to the event starting (although you may register and dial in at any time during the call). A live audio webcast of the call will be available under “Events & Webcasts” in the investor section of the Company’s website, https://ir.admabiologics.com/events-webcasts. An archived webcast will be available on the Company’s website approximately two hours after the event.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the FDA in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes, such as bacteria and viruses and prevent against infection and disease. ASCENIV is protected by U.S. Patents: 9,107,906, 9,714,283 and 9,815,886. Certain data and other information about ASCENIV™ or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About BIVIGAM®

BIVIGAM (immune globulin intravenous, human – 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). BIVIGAM was approved by the FDA in May 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), including, but not limited to the following group of genetic disorders: X-linked and congenital agammaglobulinemia, common variable immunodeficiency, Wiskott-Aldrich syndrome, and severe combined immunodeficiency. BIVIGAM contains a broad range of antibodies similar to those found in normal human plasma. These antibodies are directed against bacteria and viruses and help to protect PI patients against serious infections. BIVIGAM is a purified, sterile, ready-to-use preparation of concentrated human Immunoglobulin antibodies. Certain data and other information about BIVIGAM® or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About ADMA BioCenters

ADMA BioCenters operates FDA-licensed facilities specializing in the collection of human plasma used to make special medications for the treatment and prevention of diseases. Managed by a team of experts who have decades of experience in the specialized field of plasma collection, ADMA BioCenters provides a safe, professional, and pleasant donation environment. ADMA BioCenters strictly follows FDA regulations and guidance and enforces cGMP (current good manufacturing practices) in all of its facilities. For more information about ADMA BioCenters, please visit www.admabiocenters.com.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 and European Patent No. 3375789, among others, related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc., and its subsidiaries (collectively, “our”, “ADMA” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” “would,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about ADMA’s future results of operations and pro forma results; the success of ASCENIV™ in future periods, and market share of the Company’s product portfolio; the timeline associated with profitability; the ability to obtain FDA approval of its plasma collection centers and the associated timing in connection therewith; the ability to achieve source plasma self-sufficiency and the associated timing in connection therewith, as well as benefits thereof; and the Company’s ongoing discussions with Morgan Stanley regarding the evaluation of strategic alternatives. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Senior Director, Business Development and Corporate Strategy | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

REVENUES:
Product revenue	$33,869,298	$17,794,881	$62,936,683	$33,807,791
License revenue	35,709	35,709	71,417	71,417
Total revenues	33,905,007	17,830,590	63,008,100	33,879,208
Cost of product revenue	26,135,614	18,832,624	51,576,660	36,602,746
Gross profit (loss)	7,769,393	(1,002,034)	11,431,440	(2,723,538)

OPERATING EXPENSES:
Research and development	873,386	1,158,866	1,497,497	2,146,515
Plasma center operating expenses	3,921,486	2,803,326	7,896,075	5,045,669
Amortization of intangible assets	178,838	178,838	357,676	357,676
Selling, general and administrative	11,970,422	10,438,168	25,669,997	20,472,083
Total operating expenses	16,944,132	14,579,198	35,421,245	28,021,943

LOSS FROM OPERATIONS	(9,174,739)	(15,581,232)	(23,989,805)	(30,745,481)

OTHER INCOME (EXPENSE):
Interest income	2,269	5,926	35,337	27,985
Interest expense	(4,573,015)	(3,246,680)	(7,962,053)	(6,442,430)
Loss on extinguishment of debt	-	-	(6,669,941)	-
Other expense	(19,421)	(83,317)	(186,301)	(125,318)
Other expense, net	(4,590,167)	(3,324,071)	(14,782,958)	(6,539,763)

NET LOSS	$(13,764,906)	$(18,905,303)	$(38,772,763)	$(37,285,244)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.07)	$(0.15)	$(0.20)	$(0.31)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	196,353,185	127,416,126	196,113,888	121,571,501

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$52,415,053	$51,089,118
Accounts receivable, net	18,883,847	28,576,857
Inventories	146,075,459	124,724,091
Prepaid expenses and other current assets	5,399,928	4,339,245
Total current assets	222,774,287	208,729,311
Property and equipment, net	54,951,267	50,935,074
Intangible assets, net	1,371,092	1,728,768
Goodwill	3,529,509	3,529,509
Right to use assets	10,550,236	7,262,658
Deposits and other assets	3,755,938	4,067,404
TOTAL ASSETS	$296,932,329	$276,252,724

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,388,048	$12,429,409
Accrued expenses and other current liabilities	15,961,070	17,214,988
Current portion of deferred revenue	142,834	142,834
Current portion of lease obligations	579,661	591,084
Total current liabilities	28,071,613	30,378,315
Senior notes payable, net of discount	139,810,931	94,866,239
Deferred revenue, net of current portion	1,904,448	1,975,865
End of term fee	1,500,000	-
Lease obligations, net of current portion	10,870,907	7,462,388
Other non-current liabilities	373,903	397,351
TOTAL LIABILITIES	182,531,802	135,080,158

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, 196,356,232 and 195,813,817 shares issued and outstanding	19,636	19,581
Additional paid-in capital	565,266,375	553,265,706
Accumulated deficit	(450,885,484)	(412,112,721)
TOTAL STOCKHOLDERS' EQUITY	114,400,527	141,172,566
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$296,932,329	$276,252,724